Exhibit 99.1
December 24, 2009
Mr. James L. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Re:	Employment Agreement
Dear Jim:
This letter, effective upon the “Effective Date” (as defined in Annex A hereof), will confirm the terms of your continued employment by Cablevision Systems Corporation (the “Company”).
1.	Your title shall continue to be President and Chief Executive Officer. It is also expected that you will continue to be nominated for election as a director of the Company during the period you serve as President and Chief Executive Officer. Subject to the provisions of Paragraph 2, you agree to devote your business time and attention to the business and affairs of the Company. Subject to such continuing rights as each party may have hereunder, either you or the Company may terminate your employment hereunder at any time.

2.	The Company acknowledges that, in addition to your services pursuant to this Agreement, you will simultaneously serve, and are expected to devote a portion of your business time and attention serving, as Executive Chairman of Madison Square Garden, Inc. (“MSG”). The Company understands that you are entering into an Employment Agreement with MSG contemporaneous with the execution of this Agreement and recognizes and agrees that your responsibilities to MSG will preclude you from devoting substantially all of your time and attention to the Company’s affairs. In addition, as recognized in The Company’s Policy Concerning Matters Related to Madison Square Garden, Inc. Including Responsibilities of Overlapping Directors and Officers, there may be certain potential conflicts of interest and fiduciary duty issues associated with your dual roles at the Company and MSG. The Company recognizes and agrees that none of (i) your dual responsibilities at the Company and MSG, (ii) your inability to devote substantially all of your time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Company’s Policy Concerning Matters Related to Madison Square Garden, Inc. Including Responsibilities of Overlapping Directors and Officers, or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company in light of your dual responsibilities to the Company and MSG, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex B) nor shall any of the foregoing constitute “Cause” as such term is defined in Annex A.

3.	Your annual base salary will be a minimum of $1,500,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion. Your annual base salary shall not be reduced during the time of this Agreement.

4.	Your annual bonus will have a target of 200% of your annual base salary, and may range from 0% to 400% of your annual base salary, as the Compensation Committee shall determine in its discretion.

5.	You will continue to participate in all employee benefit and retirement plans of the Company at the level available to senior management of the Company, subject to meeting the relevant eligibility requirements and the terms of the plans. The Company will also continued to pay the premiums within 30 days of the premium due date on the existing whole life insurance policy on your life with Mass Mutual to the extent necessary to provide for payment of the initial targeted death benefit under such policy after first applying any associated dividends and surrender of paid up additions.

6.	You will continue to be eligible to participate in the long-term cash or equity programs and arrangements at the Company. In calendar year 2010, for example, you will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of $7,000,000 (less the anticipated annual Award Amount increase under Section 1 of your outstanding Deferred Compensation Award), all as determined by the Compensation Committee in its discretion. Although there is no guarantee, it is currently expected that long-term cash or equity awards of similar aggregate target values will be made to you annually.

7.	You acknowledge that any continuing service requirements with respect to outstanding long-term cash and equity awards that were granted to you under the plans of the Company prior to the Effective Date shall be based solely on your continued services to the Company and its affiliates (other than MSG and its subsidiaries). You and the Company acknowledge that any cash payable pursuant to any such awards shall be the sole responsibility and liability of the Company and that MSG shall have no liability to you with respect to such cash payable.

8.	If prior to December 31, 2014 (the “Scheduled Expiration Date”), your employment with the Company is terminated (i) for any reason by you during the thirteenth calendar month following a “Change in Control” (as defined in Annex A) of the Company, (ii) by the Company, or (iii) by you for “Good Reason” (as defined in Annex A), and at the time of any such termination described above, “Cause” does not exist, then, subject to your execution and delivery (without revocation) to the Company of the Company’s then standard separation agreement (modified to reflect the terms of this Agreement) which agreement will include, without limitation, general releases by you as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to those set forth in Annex B (a “Separation Agreement”), the Company will provide you with the following benefits and rights:
(a)	A severance payment in an amount determined at the discretion of the Compensation Committee, but in no event less than two times the sum of your annual base salary and your annual target bonus in effect at the time your employment terminates and such payment shall be payable to you on the 90th day after the termination of your employment;

(b)	Continued payment of premiums within 30 days of the premium due date on the existing whole life insurance policy on your life with Mass Mutual to the extent necessary to provide for payment of the initial targeted death benefit under such policy after first applying any associated dividends and surrender of paid up additions;

(c)	Except as provided in Paragraph 8(i), each of your outstanding long-term cash performance awards granted under the plans of the Company shall immediately vest in full and shall be paid to the same extent that other members of senior management receive payment for such awards as determined by the Compensation Committee (and subject to the satisfaction of any applicable performance objectives) and shall be payable at the same time such awards are payable to other members of senior management and in accordance with the terms of the award;

(d)	Each of your outstanding long-term cash awards (including any deferred compensation awards under the long-term cash awards program) that are not subject to performance criteria granted under the plans of the Company shall immediately vest in full and shall be payable to you on the 90th day after the termination of your employment;

(e)	(i) All of the time based restrictions on each of your outstanding restricted stock or restricted stock units granted to you under the plans of the Company shall immediately be eliminated, (ii) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria shall be made on the 90th day after the termination of your employment, (iii) the performance based restrictions with respect to your restricted stock and restricted stock units that are subject to performance criteria shall lapse when and to the same extent that such restrictions lapse on such awards held by other executive officers as determined by the Compensation Committee (subject to satisfaction of any applicable performance objectives) and (iv) the payment and deliveries with respect to your restricted stock units subject to performance criteria shall be made at the same time payment and deliveries are made to other executive officers who hold such restricted stock units and in accordance with the terms of the award;

(f)	Each of your outstanding stock options and stock appreciation awards under the plans of the Company shall immediately vest and become exercisable and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award;

(g)	A pro rated annual bonus for the year in which such termination occurred (based on the number of full calendar months during which you were employed by the Company during the year) to the same extent that other executive officers receive payment of bonuses for such year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which pro rata annual bonus shall be payable at the same time annual bonuses for such year are payable to other executive officers;

(h)	If not previously paid, your annual bonus for the preceding year to the same extent that other executive officers receive payment of annual bonuses for such preceding year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other executive officers; and

(i)	All of your (i) long-term cash performance awards and (ii) the unvested portion of your Deferred Compensation Award, in each such case outstanding on the Effective Date (your “Outstanding Awards”), shall be subject to the terms of their respective award agreements and the provisions related to such awards in the employment agreement, dated April 29, 2003, between you and the Company, as amended by letters dated March 2, 2005 and December 18, 2008.
9.	If you die after a termination of your employment that is subject to Paragraph 8, your estate or beneficiaries, as the case may be, will be provided with any remaining benefits and rights under Paragraph 8.

10.	If you cease to be an employee of the Company or any of its affiliates (other than MSG and its subsidiaries) prior to the Scheduled Expiration Date as a result of your death your estate or beneficiary will be provided with the benefits and rights set forth in Paragraphs 8(c) through (i) and have such longer period to exercise your then outstanding stock options and stock appreciation awards as may otherwise be permitted under the applicable Employee Stock Plan and award letter. If you cease to be an employee of the Company or any of its affiliates (other than MSG and its subsidiaries) prior to the Schedule Expiration Date as a result of your physical or mental disability, you will be provided with the benefits and rights set forth in Paragraphs 8(b) through (i).

11.	If, prior to or after the Scheduled Expiration Date, you cease to be employed by the Company for any reason other than your being terminated for Cause, you shall have three years to exercise outstanding stock options and stock appreciation awards, unless you are afforded a longer period for exercise pursuant to another provision of this Agreement or any applicable award letter, but in no event exercisable after the end of the applicable regularly scheduled term (except in the case of death, as may otherwise be permitted under the applicable Employee Stock Plan and award letter).

12.	If, after the Scheduled Expiration Date, your employment with the Company is terminated (i) for any reason by you during the thirteenth calendar month following a Change in Control of the Company, (ii) by the Company, (iii) by you for Good Reason, or (iv) as a result of your death or disability, and at the time of any such termination described above, Cause does not exist, then, subject to (except in the case of your death) your execution and delivery (without revocation) to the Company of a Separation Agreement, each of your then outstanding long term cash awards and equity awards (including restricted stock, restricted stock units, options and stock appreciation rights) that was awarded prior to the Scheduled Expiration Date shall vest and/or be payable as set forth in Paragraphs 8(c) through (i).

13.	Upon the termination of your employment with the Company, the Company shall pay you any unpaid base salary through the date of termination by no later than the next payroll period, and shall reimburse you for any unreimbursed expenses incurred through the date of termination in accordance with the Company’s reimbursement policy. Except as otherwise specifically provided in this Agreement, your rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits), payroll practices and any outstanding long-term cash or equity awards shall be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

14.	You and the Company agree to be bound by the additional covenants, acknowledgements and other provisions applicable to each that are set forth in Annex B, which shall be deemed to be part of this Agreement.

15.	The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.

16.	If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved.

17.	To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), (i) the payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), and (ii) the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your “separation from service” as defined in Treas. Reg. § 1.409A-1(h) or your death; provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your separation from service or your death. Any such payments or benefit subject to Section 409A shall be treated as separate payments for purposes of Section 409A. Furthermore, to the extent any other payments of money or other benefits due to you could cause the application of an additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A.

18.	In addition, any payment or benefit that is due or commences upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid, commenced to be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

19.	To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

20.	If the Rabbi Trust has not been established at the time of the termination of your employment, you may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to the Company). You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company. The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees.

21.	The Company will not take any action that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take in violation of this Paragraph 21, including any attorney’s fees you may incur in enforcing your rights.

22.	It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

23.	This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. The Company may assign this Agreement to any successor to all or substantially all the business and/or assets of the Company provided the Company shall require such successor to expressly assume this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

24.	This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or arrangements between the parties, including, without limitation, the employment agreement, dated April 29, 2003, between you and the Company, as amended by the letters dated March 2, 2005 and December 18, 2008, and you shall not be eligible for severance benefits under such employment agreement or any plan, program or policy of the Company.

25.	You and the Company agree to resolve any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Annex B) or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”) as provided in Annex C, which shall be deemed to be part of this Agreement.

26.	To the extent permitted by law, you and the Company waive any and all rights to the jury trial with respect to any employment matter.

27.	This agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

28.	Certain capitalized terms used herein have the meanings set forth in Annex A hereto.

29.	This Agreement shall automatically expire and be of no further effect as of the Scheduled Expiration Date; provided, however, Paragraphs 2 and 8 through, and including, 29 shall survive the termination or expiration of this Agreement and shall be binding on you and the Company.

CABLEVISION SYSTEMS CORPORATION
/s/ CHARLES F. DOLAN
By: Charles F. Dolan
Title: Chairman

Accepted and Agreed:

/s/ JAMES L. DOLAN
James L. Dolan

James L. Dolan
ANNEX A
DEFINITIONS ANNEX
(This Annex constitutes part of the Agreement)
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of Nolo Contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or felony.
“Change in Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of (i) the power to direct the management of substantially all the cable television systems then owned by the Company in the New York City Metropolitan Area (as hereinafter defined) or (ii) after any fiscal year of the Company in which all the systems referred to in clause (i) above shall have contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all its assets. Net revenues shall be determined by independent accountants of the Company in accordance with generally accepted accounting principles consistently applied and certified by such accountants. “New York City Metropolitan Area” means all locations within the following counties (A) New York, Richmond, Kings, Queens, Bronx, Nassau, Suffolk, Westchester, Rockland, Orange, Putnam, Sullivan, Dutchess, and Ulster in New York State; (B) Hudson, Bergen, Passaic, Sussex, Warren, Hunterdon, Somerset, Union, Morris, Middlesex, Mercer, Monmouth, Essex and Ocean in New Jersey; (C) Pike in Pennsylvania; and (D) Fairfield and New Haven in Connecticut.
“Effective Date” means the date on which the spinoff of Madison Square Garden, Inc. from Cablevision Systems Corporation is consummated.
Termination for “Good Reason” means that (1) without your consent, (A) your base salary or bonus target is reduced, (B) the Company requires that your principal office be located outside of Nassau County or Manhattan, (C) the Company materially breaches its obligations to you under this Agreement, (D) you are no longer the Chief Executive Officer of the Company, (E) you no longer report directly to the Chairman of the Board of Directors of the Company, or (F) your responsibilities are materially diminished, (2) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (1) above.

ANNEX B
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)
You agree to comply with the following covenants in addition to those set forth in the Agreement.

1.	CONFIDENTIALITY
You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, fan, vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’, cable, data, telephone, programming, advertising, film production, motion picture exhibition, newspaper, MVDOS or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (vii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (vii) terms of agreements with third parties and third party trade secrets; (viii) information regarding employees, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (ix) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.
If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates (other than MSG and its Subsidiaries) subsidiaries, officers, directors, employees, consultants or agents or any of the Covered Parties.
Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:
a)	already in the public domain;

b)	disclosed to you by a third party with the right to disclose it in good faith; or

c)	specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2.	NON-COMPETE
You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any person or entity (other than MSG and its subsidiaries) that competes with any of the Company’s or its affiliates cable television, telephone, on-line data, on-line content, or newspaper businesses or that competes with any of the Company’s or its affiliates’ programming businesses, nationally or regionally or that competes with any other business of the Company or its affiliates that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made; or (2) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association. For purposes of this paragraph 2, an affiliate of the Company shall mean an entity that directly or indirectly controls, is controlled by, or under common control with, the Company (other than MSG and its subsidiaries). An entity shall be deemed to compete with the on-line content business of the Company, or any of its affiliates only if the entity directly competes against the on-line content business of the Company, or its affiliate; provided, however, that an entity’s business shall not be deemed to directly compete merely by the fact that the business sells ads on-line, unless the business specifically targets such ads to the same customers or potential customers as being targeted by the on-line content business of the Company, its subsidiary or affiliate. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. This agreement not to compete will expire upon the first anniversary of the date of your termination of employment with the Company.

3.	ADDITIONAL UNDERSTANDINGS
You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.
This agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). For purposes of clarity, Materials shall not include any music or lyrics written (in the past or in the future) by you, and shall not include any documents, tapes or videos that relate to such music or lyrics or the performances of such music or lyrics other than music or lyrics written in connection with your employment. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

4.	FURTHER COOPERATION
Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, teams, players, coaches, guests, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $8,400 per day for each day or part thereof, within 30 days of approved invoice therefore.
Unless the Company determines in good faith that you have committed any malfeasance during your employment by the Company, the Company agrees that its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5.	NON-HIRE OR SOLICIT
You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its subsidiaries or affiliates (other than MSG and its subsidiaries), until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.

6.	ACKNOWLEDGEMENTS
You acknowledge that the restrictions contained in this Annex B, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex B, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex B, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex B shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex B or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.	SURVIVING
The provisions of this Annex B shall survive any termination of your employment by the Company or the expiration of the Agreement.

ANNEX C
DISPUTE RESOLUTION
(This Annex constitutes part of the Agreement)
Any controversy or claim between you and the Company relating to an Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential, all evidence and other information presented to the arbitrator, (iii) there will be no authority to award punitive damages (and you and the Company agree not to request any such award), (iv) there will be no authority to amend or modify the terms of this Agreement (and you and the Company agree not to request any such amendment or modification), (v) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs, and (vi) the arbitration shall be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of the arbitration, one selected by the Company within the same period and the third selected jointly by the arbitrators selected by you and the Company or, if they are unable to so agree upon an arbitrator who accepts the appointment within 30 days of the commencement of the arbitration, an arbitrator shall be appointed by the AAA; provided, however, that such arbitrator shall be a partner or former partner at a nationally recognized law firm.
You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under the immediately preceding paragraph. Also, the Company may bring such an action or proceeding, in addition to its rights under, and notwithstanding, the immediately preceding paragraph and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any of the covenants in Annex B. You agree that (i) violating any of the covenants in Annex B would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of the covenants in Annex B, (iii) no bond bill needs to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of the covenants in Annex B would be difficult to calculate and that remedies at law would be inadequate.
YOU AND THE COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK OVER ANY EMPLOYMENT MATTER THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO THE NEXT PRECEDING paragraph. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (i) acknowledge that the forum stated in this paragraph has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this paragraph in the forum stated in this paragraph, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this paragraph and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of the next preceding paragraph and this paragraph.